AMERICAN LASER HEALTHCARE INC & MACBEAM INC.
SHARE TRANSFER AND DISTRIBUTION AGREEMENT

This Agreement, between AMERICAN LASER HEALTHCARE ("ALH" or "ALHC"), Bia Mac and Theresa Quach ("Assignor(s)") and MACBEAM, INC. ("MBI"), commemorates the agreement made and entered into July 23, 2012 (the "Agreement"), in which the parties agreed to exchange ALH shares for certain rights purported to be owned or controlled by MBI and the US Patent number 7993381 the ("Patent") purported to be owned and controlled by Assignor. As used herein the ("Product") shall refer to all versions of the MB BioEnergy Light Therapy System referred to in the Amest Corporation 510(k) application numbered K030275.

DEFINITIONS.
"Intellectual Property Rights" or ("IPR) means all rights, title and interest in and to any Intellectual Property.

WHEREAS, ALH, Assignors and MBI desire to commemorate an Agreement reached prior to the date of this writing as set forth herein. The purpose of that Agreement was to transfer any and all MBI assets to ALH and to assign all Intellectual Property Rights in the Patent to ALH whether owned or controlled by Assignors or MBI. On 11/09/2006 the recording took place of the assignment of all IPR for the Patent to MBI by the original grantees. On 7/25/2011 the assignment of all IPR in the Patent by MBI to Assignors was recorded.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. Shares. ALH provides MBI and Assignors with 75,000,000 shares of ALH stock, together representing approximately 87.7% of the outstanding shares as of July 23, 2012, in exchange for any and all intangible assets related to the Product; upon the terms and conditions set forth herein, such that the transaction complies in all respects with Internal Revenue Code Section 351, section 368 and related regulations as a tax free exchange of property for stock.

Assignors agree to provide ALH with copies of all agreements signed by MBI which relate in any way to US Patent number 7993381.

Section 2. Assignment of Intellectual Property

Assignor shall transfer and assign to ALH, all of their right, title and interest to any and all patent ownership interest Assignor may have throughout the world in and to the Patent as of the date of this Agreement.

Assignor shall execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary, to perfect ALH's rights, title, and interest in and to the Patent. For documents that require notarization, the foregoing obligation of Assignor shall be satisfied if

Assignor reasonably cooperates in obtaining signatures, notarized by an appropriate notary. Any notarial authentication, legalization, and the like of such notarized signatures shall be obtained by Assignee at Assignee's expense. Assignors warrant that they have the exclusive right to do the foregoing.

Assignors agree to provide ALH with the status of all patent filings of any kind and that all fees and costs for such filings are fully current.

MBI agrees to provide ALH with the worldwide right to advertise, market, sell and license the Product, and warrants that it has the exclusive right to do so. MBI also agrees to provide ALH with the status of any filings and or contracts which relate to the above right.

<u>Section 3.</u> <u>Other Terms</u>

<u>Applications</u>. Not later than November 1, 2012, Assignor shall provide ALH with any documents requiring Assignor's signature suitable for recording, as would be necessitated by law in patent assignments. At the request and cost of ALH the Assignor shall assist the prosecution of any pending Patents application ("Application") to grant and will execute all such documents and do all such acts as may be necessary or proper to obtain the acceptance of the Application and for procuring the grant of a Patent pursuant to Application. In the event that the Patent Office or any other competent government or administrative authority sends to either party an objection, a query, or a request demanding further information, clarification or explanation, the Assignor shall render to ALH all information and assistance within his power with a view to satisfying the State Intellectual Property Office or any other competent authority that a patent shall issue substantially in the form applied for. ALH grants to Assignor any limited license necessary to create improvements to the Patent and Licensed Device, however all improvements and enhancements to the Assigned Patents made, developed, created, invented or discovered by Assignor and/or any other party shall belong ALH. In relation to this license, ALH makes no representation or warranty regarding the validity or enforceability of the Assigned Patents. ALHC makes no other representations, warranties, or covenants, express or implied, nor shall ALHC have any liability, in respect of any infringement of patents or other rights of Third Party with respect to this license.

<u>Validity Challenge</u>. In the event that the validity of the Assigned Patents and/or any patent granted pursuant to the Application is challenged on any point upon which the Assignor has or can procure information or advice which may assist in meeting and defeating or reducing the effect of such challenge, the Assignor agrees and/or undertakes to supply or procure the supply of such information and or advice without unreasonable delay.

<u>Enforcement</u>. Each party agrees to promptly notify the other in writing of any infringement or misappropriation or claim of infringement of third party rights in respect of any of the Assigned Patents, of which either becomes aware, and will provide the other with any and all evidence in its possession, if any, of such infringement or misappropriation.

<u>Challenge Response</u>. In the event of any infringement or misappropriation or claim of infringement of third party rights in respect of any of the Assigned Patents, ALHC will have the

right to determine an appropriate course of action to enforce or defend such Assigned Patents or otherwise abate the infringement or misappropriation thereof, to take (or refrain from taking) appropriate action to enforce or defend such Assigned Patents, and, in the event that ALHC elects to take action, to control any litigation or other enforcement action, to enter into or permit the settlement of any such litigation or any other enforcement action with respect to such Assigned Patents, and to recover and retain any monetary damages, settlement, royalties or other recovery arising from such litigation or other enforcement action. Assignor will use reasonable efforts to cooperate with ALHC at ALHC's expense, in any litigation or enforcement action and Assignor will join as a party to any such litigation or other enforcement action as required by Law.

No Further Consideration. The consideration for the assignments and other rights granted to ALHC under this Agreement consists of the substantial benefits derived by there being no further consideration or royalty payable in respect thereof.

Integration. No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same is in writing and duly executed by each of the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement will be deemed to, or will, constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof.

Severability. If any provision of this Agreement or the application of any such provision to any person, Party or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will remain in full force and effect and will be effectuated as if such illegal, invalid or unenforceable provision is not part thereof.

Joint Drafting. The Parties each acknowledge that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against any Party.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will for all purposes be deemed to be an original but all of which together will constitute one and the same instrument. The Parties agree to treat facsimiles and copies as originals in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives and effective on July 23, 2012.

AMERICAN LASER HEATHCARE CORP.

By: [signature]

Name: DAVID A. JANISCH

Title: PRESIDENT

MACBEAM INC.

By: [signature]

Name: BIA MAC

Title: CEO / president

ASSIGNORS.

By: [signature]

Name: BIA MAC

Title: ____________

ASSIGNORS.

By: [signature]

Name: Theresa Quach

Title: ____________

EXHIBIT A

COMPLETED ACTIONS

Action	Date
1. Transfer of ALHC shares to MBI shareholders	
2. Transfer of ALHC shares to Assignors	
3. Copy from Assignors of all assignments of the Patent	
4. Copy from MBI of any and all Product agreements	